Exhibit 99.1

WINSTAR*


                  CONTACTS:
                  Financial Community                       Press
                  Michelle Davis                            David Walker
                  Manager of Investor Relations             (212) 584-4089
                  (212) 584-4053                            dwalker@winstar.com


                     WINSTAR ANNOUNCES ACCRETIVE ACQUISITION
                    OF LONG DISTANCE AND FRAME RELAY PROVIDER

          Acquisition Strategy Capitalizes on Extensive Infrastructure
                              and Accelerates Plan

            Acquisition Adds Substantial Revenues and Positive EBITDA

NEW YORK - DECEMBER 17, 1997, WINSTAR COMMUNICATIONS, INC.
(NASDAQ-WCII) announced today it has signed an agreement to purchase the assets of MIDCOM Communications Inc., a Southfield, Mich.-based national long distance and frame relay provider currently in bankruptcy proceedings.

"Our recent acquisition of US ONE Communications Corp., which was also in bankruptcy, accelerated our plan by nine months, with significant cost savings," said William J. Rouhana, Jr., Chairman and Chief Executive Officer of WinStar. "Our ability to realize value from acquisitions like MIDCOM enables us to produce additional substantial financial and strategic benefits in 1998 and beyond. With our extensive switched wireless broadband infrastructure, we are positioned to add significantly higher traffic volume from acquisitions and internal growth, without adding materially to costs. Consequently, EBITDA-enhancing accretive acquisitions that bring incremental revenues, new customers, expanded services and improved network utilization are a strategic goal for WinStar, and we have intensified our efforts to find such opportunities."

WinStar will pay $92 million in cash for MIDCOM's assets, which consist primarily of a long distance business generating approximately $80 million in annual revenues, a sales force of almost 200 people, and MIDCOM's PacNet frame relay business with revenues approaching $20 million. WinStar said its net costs for the transaction should amount to less than $70 million after the expected collection of $20 million in accounts receivable also being acquired and the planned divestiture of two small business lines.

Completion of the acquisition is subject to a number of conditions, including the absence of higher bids at auction and approval by the U.S. Bankruptcy Court for the Eastern District of Michigan.

WinStar said the acquisition will accelerate the company's 1998 business plan in several ways:



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WinStar Announces Accretive Acquisition/December 17, 1997/Page 2


o Four cities where WinStar was planning to sell its competitive local exchange carrier (CLEC) services in 1998 already are served by MIDCOM's sales force.

o        MIDCOM's  sales  organization   includes  an  account  team  for  large
         businesses, a market segment WinStar was preparing to serve in 1998 by adding to its own sales force.

o WinStar's long distance network will be implemented on a faster schedule due to certain of MIDCOM's network assets and operating skills.

WinStar also cited additional synergies that would favorably impact the financial performance of the combined companies:

o There is a substantial overlap in the cities served by WinStar and MIDCOM, creating significant opportunities for the cross-selling of local and long distance services to the combined base of customers. Ten of the 11 cities were MIDCOM maintains a direct sales force match the markets where WinStar will have established CLEC operations by the end of the 1998 first quarter.

o MIDCOM's strategy of marketing to business customers is consistent with WinStar's, and the acquisition also would expand WinStar's reach to a new group of large companies served by MIDCOM's national account group.

o In addition to improving the economic results of MIDCOM's long distance services by routing its traffic over WinStar's switched network, WinStar would provide a significant number of MIDCOM's approximately 45,000 customers with local broadband connectivity and a full portfolio of data communications and information services. MIDCOM's sales force of almost 200 people represents a powerful additional marketing channel for these products.

MIDCOM's PacNet subsidiary currently provides more than 550 businesses with frame relay and private line data services. The market for frame relay, a highly efficient form of data transport utilizing packet switching, is expected to triple to more than $6 billion over the next three years. PacNet is affiliated with Unispan, a consortium of Intermedia Communications and other companies, enabling frame relay traffic to be routed throughout the United States and internationally, and terminated in every LATA in the United States through interconnections with Regional Bell Operating Companies. PacNet provides further impetus to WinStar's recently announced broadband data services strategy.

o Combining PacNet's services with those of GoodNet, a national Tier I Internet backbone provider that WinStar agreed to acquire earlier this month, would enable WinStar to offer a comprehensive range of data services encompassing frame relay, asynchronous transfer mode (ATM) and Internet Protocol (IP) methods of transport.

o PacNet's backhaul costs could be reduced significantly through carriage over GoodNet's backbone.



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WinStar Announces Accretive Acquisition/December 17, 1997/Page 3

o GoodNet's market presence would be extended significantly through the widespread local access already established by PacNet's frame relay business.

o PacNet's traffic would be terminated over WinStar's local network, thus generating incremental revenues for WinStar's CLEC business.

The MIDCOM acquisition also would contribute positively to WinStar's EBITDA performance in 1998 and beyond:

o Almost $70 million in annual overhead costs currently being incurred by MIDCOM, or which WinStar would have incurred in 1998, would be eliminated through a reduction in back office expenses, elimination of separate public company costs, the consolidation of redundant staff positions, and a reduced need for new hires.

o At least a 10-percentage-point improvement in MIDCOM's cost of sales should be attained as MIDCOM's traffic is moved onto WinStar's voice and data network, and substantially lower transport and operating costs are realized. The gross margin also would benefit from WinStar's focus on the more profitable portion of MIDCOM's long distance business.

o Further cost savings are expected to result from increased purchasing power and greater voice and data traffic volume.

"This is the type of value-enhancing acquisition toward which WinStar has steadily been moving as it builds a low-cost broadband network," Rouhana said. "We believe the many benefits of the acquisition can be magnified through similar transactions, and we will be seeking additional opportunities to take advantage of our growing national infrastructure."

WinStar Communications, Inc. is a national local communications company, serving business customers, long distance carriers, fiber-based competitive access providers, mobile communications companies, local telephone companies, and other customers with broadband local communications needs. The company provides its Wireless FiberSM services using its licenses in the 38 GHz spectrum. The company also provides long distance, Internet and information services.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the company's SEC reports, including the 10-K for the period ended December 31, 1996, and the 10-Q for the period ended September 30, 1997.

   WinStar is a registered trademark and Wireless Fiber is a service mark of WinStar Communications, Inc.





                           WinStar Communications Inc.
                 230 Park Avenue, Suite 2700, New York, NY 10159
                       Tel 212 584 4000 Fax 212 867 1565


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